EXHIBIT INDEX


(h)(10) Fee Waiver Agreement, dated June 1, 2004, between American Express Financial Corporation, American Express Client Service Corporation, and AXP Diversified Bond Fund, a series of AXP Fixed Income Series, Inc.

(h)(11) Amended and Restated Fee Waiver Agreement, dated Sept. 1, 2004, between American Express Financial Corporation, American Express Client Service Corporation, and AXP Diversified Bond Fund, a series of AXP Fixed Income Series, Inc.

(i) Opinion and consent of counsel as to the legality of the securities being registered.

(j)      Consent of Independent Registered Public Accounting Firm.

(q)(1) Directors' Power of Attorney to sign Amendments to this Registration Statement, dated July 7, 2004.